EXHIBIT 99.1

Hanmi Reports Strong 2015 First Quarter Results

First Quarter Net Income of $11.1 Million, Up 86.5% Quarter-Over-Quarter

LOS ANGELES, April 23, 2015 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (Nasdaq:HAFC) (or "Hanmi"), the holding company for Hanmi Bank (the "Bank"), today reported first quarter 2015 results. For the quarter, net income increased 86.5% to $11.1 million, or $0.35 per diluted share, compared to $5.9 million, or $0.19 per diluted share, in the fourth quarter 2014 and was up 0.6% from $11.0 million, or $0.34 per diluted share, in the year-ago period. In the first quarter 2015, pretax income from continuing operations grew 125.9% to $18.6 million from $8.2 million in the fourth quarter 2014 but was down 1.2% from $18.8 million in the year-ago period.

Mr. C. G. Kum, President and Chief Executive Officer, said, "We are off to a good start in 2015. First quarter net income of $11.1 million increased 86.5% from the prior quarter driven by a $5.4 million reduction in noninterest expense. We expect ongoing expense reduction initiatives currently underway will continue to improve our financial performance as we transform Hanmi into a nationwide community bank. To this end, we are making good progress integrating the acquisition of Central Bancorp, Inc. ("CBI") and building out our asset generating platform in the former CBI markets. In doing so, we have created a platform that will enable the Hanmi franchise to generate sustainable growth well into the future."

Quarterly Results
(In thousands, except per share data)

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014

Net income	$ 11,054	$ 5,928	$ 10,991
Net income per diluted common share	$ 0.35	$ 0.19	$ 0.34

Assets	$ 4,083,887	$ 4,232,443	$ 3,095,758
Loans receivable, net	$ 2,767,080	$ 2,735,832	$ 2,221,520
Deposits	$ 3,552,717	$ 3,556,746	$ 2,506,580

Return on average assets (1)	1.07%	0.56%	1.49%
Pre-tax, pre-provision earnings on average assets (1)	1.61%	0.88%	2.11%
Return on average stockholders' equity (1)	9.75%	5.21%	10.98%
Net interest margin	3.92%	3.80%	3.90%
Net interest margin (excluding purchase accounting)	3.30%	3.24%	3.90%
Efficiency ratio	65.63%	80.03%	53.43%
Efficiency ratio (excluding merger and integration costs)	62.30%	73.39%	53.18%

Tangible common equity to tangible assets	11.40%	10.67%	13.33%
Tangible common equity per common share	$ 14.58	$ 14.14	$ 12.97

(1) Amount calculated based on net income from continuing operations.

Financial Highlights (at or for the quarter ended March 31, 2015)

  Net interest margin (NIM) improved to 3.92%, an increase of 12 basis points from the prior quarter.
  Reduced noninterest expense by $5.4 million during the quarter, with the efficiency ratio improving to 65.63% from 80.03% in the prior quarter; the efficiency ratio excluding merger and integration costs in the first quarter was 62.30%.
  Gross loans totaled $2.82 billion, up $31.3 million from the prior quarter; the increase is net of loan payoffs which included $24.6 million of performing loans with two borrowers that Hanmi requested to leave the Bank due to heightened risk profiles.
  Noninterest-bearing deposits increased 4.1% to $1.06 billion representing 30.0% of total deposits.
  A cash dividend of $0.11 per share was paid on April 14, 2015, an increase of 57.1% from the prior quarter.

Results of Operations

First quarter net interest income before provision for credit losses improved 0.8% to $37.7 million from $37.4 million in the preceding quarter and improved 39.0% from $27.1 million in the first quarter last year. Interest and dividend income increased 0.5% from the preceding quarter and increased 37.2% from the first quarter a year ago, while interest expense decreased 3.0% from the preceding quarter and increased 21.8% from the year ago quarter.

Net interest margin for the first quarter 2015 was 3.92% compared to 3.80% in the fourth quarter of 2014 and 3.90% in the year-ago period. The expansion of NIM in the first quarter of 2015 was due to an improved mix of interest earning assets favoring higher yielding loans and the impact of acquisition accounting.

The following table details the asset yields, liability costs, spread and margin.

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014

Interest-earning assets	4.33%	4.21%	4.36%
Interest-bearing liabilities	0.61%	0.61%	0.75%
Net interest spread	3.72%	3.60%	3.61%
Net interest margin	3.92%	3.80%	3.90%

The impact of the CBI acquisition accounting adjustments on core loan yield, core deposit cost and NIM are summarized in the following tables.

	Three Months Ended
	March 31,	December 31,
	2015	2014
Core loan yield	4.74%	4.78%
Accretion of discount on purchased loans	0.61%	0.54%
As reported	5.35%	5.32%

Core deposit cost	0.62%	0.63%
Accretion of time deposits premium	0.19%	0.20%
As reported	0.43%	0.43%

	Three Months Ended
	March 31, 2015		December 31, 2014
	Amount	NIM Impact	Amount	NIM Impact
		(In thousands)
NIM excluding purchase accounting	$ 31,762	3.30%	$ 31,891	3.24%
Accretion of discount on Non-PCI loans	3,511	0.36%	2,802	0.28%
Accretion of discount on PCI loans	843	0.09%	963	0.10%
Accretion of time deposits premium	1,606	0.17%	1,747	0.18%
Amortization of subordinated debentures discount	(38)	--	(36)	--
Net impact	5,922	0.62%	5,476	0.56%
As reported	$ 37,684	3.92%	$ 37,367	3.80%

For the first quarter, net interest income, after provision for credit losses, increased 9.2% to $39.7 million compared to $36.3 million in the fourth quarter 2014 and was up 30.5% from $30.4 million in the first quarter last year. In the first quarter of 2015, Hanmi recorded a negative provision for loan losses of $2.0 million which was net of $414,000 of impairment reserves on PCI loans. In the preceding quarter, Hanmi recognized $1.0 million of provision for loan losses, which was comprised entirely of impairment reserves on PCI loans. In the year ago quarter, Hanmi recognized a negative provision for loan losses of $3.3 million.

Noninterest income increased 18.4% to $10.6 million for the first quarter 2015 compared to $9.0 million in the fourth quarter 2014 and increased 71.1% from $6.2 million in the preceding year. Service charges on deposit accounts were $3.2 million in the first quarter of 2015, compared to $3.4 million in the fourth quarter of 2014 and $2.5 million in the first quarter last year. Gains on sales of SBA loans were $1.7 million in the first quarter 2015, compared to $1.2 million in the fourth quarter 2014 and $547,000 in the year-ago period. Net gain on sales of investment securities were $2.2 million in the first quarter of 2015 compared to $159,000 in the fourth quarter of 2014 and $1.4 million in the first quarter last year. Disposition gains on PCI loans were $881,000 in the first quarter 2015, compared to $1.4 million in the prior quarter and no disposition gains in the period a year-ago.

Noninterest expense declined 14.5% to $31.7 million from $37.1 million in the preceding quarter but increased 78.1% from $17.8 million in the first quarter last year. Salary and employee benefits costs declined 2.4% to $16.4 million compared to $16.8 million in the fourth quarter 2014 but increased 59.7% from $10.3 million in the first quarter of 2014. Merger and integration costs declined to $1.6 million in the first quarter of 2015 from $3.1 million in the preceding quarter but were up from $85,000 in the first quarter last year. Professional fees decreased to $2.3 million in the first quarter of 2015 from $4.8 million in the preceding quarter but were up from $748,000 in the first quarter last year.

"While we made good progress reducing noninterest expense in the first quarter, we expect further improvements as the year progresses. We recently closed three unprofitable legacy CBI branches and streamlined our operations with staffing reductions that will result in further expense savings beginning in the second quarter. As the year progresses, we will continue to reduce costs and improve profitability," said Mr. Kum.

Hanmi recorded a provision for income taxes of $7.5 million in the first quarter of 2015, representing an effective tax rate of 40.5%, compared to $2.3 million, representing an effective tax rate of 28.0%, in the preceding quarter and $7.8 million, representing an effective rate of 41.7% in the first quarter 2014. The effective tax rate of 28.0% in the fourth quarter of 2014 was due to the resolution of certain tax matters.

Balance Sheet

Total assets were $4.08 billion at March 31, 2015, a 3.5% decrease from $4.23 billion at December 31, 2014 and a 31.9% increase from $3.10 billion a year ago.  The year-over-year increase in total assets was primarily due to the acquisition of CBI. The investment portfolio was $858.1 million at March 31, 2015, compared to $1.06 billion as of December 31, 2014 and $521.0 million at March 31, 2014.

"During the quarter we sold $174.7 million of the securities portfolio and paid-off the $150.0 million of FHLB advances. This is in line with our previously stated strategy to convert the securities portfolio acquired from CBI into higher yielding loans and to lower funding costs," noted Mr. Kum.

Loans receivable, net of allowance for loan losses, were $2.77 billion at March 31, 2015, up 1.1% from $2.74 billion at December 31, 2014 and increased 24.6% from $2.22 billion at March 31, 2014. Loans held for sale at March 31, 2015 totaled $8.7 million, up from $5.5 million at the end of 2014 and $390,000 at March 31, 2014.

2015 first quarter new loan production (excluding loan purchases of $44.0 million) totaled $134.9 million. The composition of the first quarter production was $89.4 million of commercial real estate loans, $11.8 million of C&I loans, $32.8 million of SBA loans and $894,000 of consumer loans.

Deposits were $3.55 billion during the first quarter, compared to $3.56 billion for the preceding quarter and $2.51 billion for the first quarter of 2014. The cost of deposits was 0.43% in both the first quarter of 2015 and the fourth quarter of 2014, compared to 0.52% a year ago.

"We were successful in our ability to improve our deposit mix. During the first quarter, we achieved a 4.1% increase in noninterest-bearing deposits compared to the prior quarter. As a result, noninterest-bearing deposits comprise 30.0% of our total deposits as of the end of the first quarter, up from 28.8% of total deposits in the prior quarter. At the same time, we also saw a 1.8% decline in interest-bearing deposits due to the maturity of rate-sensitive CDs," Mr. Kum noted.

The period-end deposit mix is detailed in the table below.

	March 31,	December 31,	March 31,
	2015	2014	2014

Demand-noninterest-bearing	30.0%	28.8%	33.0%
Savings	3.3%	3.4%	4.7%
Money market checking and NOW accounts	22.7%	22.4%	23.9%
Time deposits of $100,000 or more	25.1%	25.6%	19.0%
Other time deposits	18.9%	19.8%	19.4%
Total deposits	100.0%	100.0%	100.0%

At March 31, 2015, stockholders' equity was $467.5 million, compared to $453.4 million and $413.5 million at December 31, 2014 and March 31, 2014, respectively. Tangible common stockholders' equity was $465.5 million, or 11.40% of tangible assets, compared to $451.3 million, or 10.67%, and $412.4 million, or 13.33%, of tangible assets, at December 31, 2014 and March 31, 2014, respectively. Tangible book value per share was $14.58, compared to $14.14 and $12.97 at December 31, 2014 and March 31, 2014, respectively. On April 14, 2015, Hanmi paid a cash dividend of $0.11 per share, an increase of 57.1% from the prior quarter, representing an aggregate dividend of $3.5 million.

On January 1, 2015, new regulatory capital rules went into effect.  Although the new capital rules reduced our regulatory capital ratios, Hanmi and the Bank remained well capitalized at March 31, 2015.

Asset Quality

Nonperforming loans ("NPLs"), excluding PCI loans, were $29.3 million in the first quarter of 2015, or 1.04% of gross loans, compared to $25.3 million in the fourth quarter of 2014, or 0.91% of gross loans and $25.0 million, or 1.10% of total loans in the first quarter last year. Troubled debt restructurings ("TDRs") totaled $26.0 million at March 31, 2015, compared to $26.3 million at December 31, 2014 and $24.9 million at March 31, 2014. Of these TDRs, $14.6 million were included in NPLs at March 31, 2015, compared to $11.2 million in the same quarter last year.

Other-real-estate-owned ("OREO") totaled $12.1 million at the end of the first quarter of 2015, down from $15.8 million at the end of the prior quarter. Hanmi continues to make excellent progress in reducing OREO, which was primarily acquired as part of the CBI acquisition. Classified loans were $56.1 million, or 1.99% of gross loans, at March 31, 2015, compared to $47.4 million, or 1.70% of gross loans, at December 31, 2014 and $52.8 million, or 2.32%, a year ago. The increase in the first quarter is due primarily to two loans that matured in the first quarter that Hanmi expects to have fully paid off in 2015.  Nonperforming assets ("NPAs") totaled $41.4 million at the end of the first quarter of 2015, or 1.01% of assets, compared to 0.97% of assets in the prior quarter and 0.81% of assets in the same quarter last year.

In the first quarter of 2015, recoveries of previously charged-off loans totaled $2.0 million compared to $1.7 million in the preceding quarter and $4.3 million in the first quarter of 2014. Gross charge-offs in the first quarter of 2015 totaled $86,000, compared to $1.4 million in the preceding quarter and $1.6 million a year ago. As a result, there were net recoveries of $2.0 million in the first quarter of 2015, compared to net recoveries of $282,000 in the preceding quarter and net recoveries of $2.6 million a year ago.

The allowance for loan losses totaled $53.0 million as of March 31, 2015, generating an allowance of loan losses to gross loans ratio of 1.88% as compared to 1.89% as of December 31, 2014 and 2.49% as of March 31, 2014.

Conference Call

Management will host a conference call today, April 23, 2015, at 1:00 p.m. PT (4:00 p.m. ET) to discuss these results.  This call will also be broadcast live via the internet. Investment professionals and all current and prospective stockholders are invited to access the live call by dialing 1-877-407-9039 before 1:00 p.m. PT, using access code HANMI. To listen to the call online, either live or archived, visit the Investor Relations page of Hanmi's website at www.hanmi.com.

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities across California, Texas, Illinois, Virginia and New Jersey with 46 full-service branches as well as loan production offices in California, Colorado, Texas, Virginia, and Washington State. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank's mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmi.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All statements other than statements of historical fact are "forward–looking statements" for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital plans, strategic alternatives for a possible business combination, merger or sale transaction, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: failure to maintain adequate levels of capital and liquidity to support our operations; the effect of potential future supervisory action against us or Hanmi Bank; general economic and business conditions internationally, nationally and in those areas in which we operate; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters related to our real estate portfolio; risks associated with Small Business Administration loans; failure to attract or retain key employees; changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums; ability of Hanmi Bank to make distributions to Hanmi Financial, which is restricted by certain factors, including Hanmi Bank's retained earnings, net income, prior distributions made, and certain other financial tests; ability to identify a suitable strategic partner or to consummate a strategic transaction; adequacy of our allowance for loan losses; credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to control expenses; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands)

	March 31,	December 31,	Percentage	March 31,	Percentage
	2015	2014	Change	2014	Change
Assets
Cash and cash equivalents	$ 182,054	$ 158,320	15.0%	$ 204,384	-10.9%
Securities available for sale, at fair value	858,064	1,060,717	-19.1%	520,990	64.7%
Loans held for sale, at the lower of cost or fair value	8,677	5,451	59.2%	390	2124.9%
Loans receivable, net of allowance for loan losses	2,767,080	2,735,832	1.1%	2,221,520	24.6%
Accrued interest receivable	9,238	9,749	-5.2%	7,107	30.0%
Premises and equipment, net	30,934	30,912	0.1%	13,947	121.8%
Other real estate owned ("OREO"), net	12,114	15,790	-23.3%	--	--
Customers' liability on acceptances	2,598	1,847	40.7%	1,985	30.9%
Servicing assets	13,321	13,773	-3.3%	6,559	103.1%
Other intangible assets, net	1,985	2,080	-4.6%	1,130	75.7%
Investment in Federal Home Loan Bank ("FHLB") stock, at cost	17,581	17,580	0.0%	14,060	25.0%
Investment in Federal Reserve Bank ("FRB") stock, at cost	12,273	12,273	0.0%	11,196	9.6%
Income tax asset	86,478	84,371	2.5%	53,500	61.6%
Bank-owned life insurance	47,795	48,866	-2.2%	29,922	59.7%
Prepaid expenses	3,918	2,672	46.6%	2,262	73.2%
Other assets	29,777	32,210	-7.6%	6,806	337.5%
Total assets	$ 4,083,887	$ 4,232,443	-3.5%	$ 3,095,758	31.9%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$ 1,064,736	$ 1,022,972	4.1%	$ 827,153	28.7%
Interest-bearing	2,487,981	2,533,774	-1.8%	1,679,427	48.1%
Total deposits	3,552,717	3,556,746	-0.1%	2,506,580	41.7%
Accrued interest payable	3,497	3,450	1.4%	3,319	5.4%
Bank's liability on acceptances	2,598	1,847	40.7%	1,985	30.9%
FHLB advances	--	150,000	-100.0%	132,445	-100.0%
Servicing liabilities	5,529	5,971	-7.4%	30	--
FDIC loss sharing liability	543	2,074	-73.8%	--	--
Rescinded stock obligation	150	933	-83.9%	--	--
Subordinated debentures	18,582	18,544	0.2%	--	--
Accrued expenses and other liabilities	32,801	39,491	-16.9%	37,888	-13.4%
Total liabilities	3,616,417	3,779,056	-4.3%	2,682,247	34.8%

Stockholders' equity:
Common stock	257	257	0.0%	257	0.0%
Additional paid-in capital	555,710	554,904	0.1%	553,067	0.5%
Accumulated other comprehensive income (loss)	6,199	463	1238.9%	(5,509)	-212.5%
Accumulated deficit	(24,838)	(32,379)	-23.3%	(64,446)	-61.5%
Less treasury stock	(69,858)	(69,858)	0.0%	(69,858)	0.0%
Total stockholders' equity	467,470	453,387	3.1%	413,511	13.0%
Total liabilities and stockholders' equity	$ 4,083,887	$ 4,232,443	-3.5%	$ 3,095,758	31.9%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	March 31,	December 31,	Percentage	March 31,	Percentage
	2015	2014	Change	2014	Change
Interest and Dividend Income:
Interest and fees on loans	$ 37,250	$ 36,457	2.2%	$ 27,329	36.3%
Taxable interest on investment securities	3,854	4,453	-13.5%	2,537	51.9%
Tax-exempt interest on investment securities	20	20	0.0%	76	-73.7%
Interest on interest-bearing deposits in other banks	48	40	20.0%	21	128.6%
Dividends on FRB stock	184	185	-0.5%	168	9.5%
Dividends on FHLB stock	298	307	-2.9%	236	26.3%
Total interest and dividend income	41,654	41,462	0.5%	30,367	37.2%
Interest Expense:
Interest on deposits	3,780	3,909	-3.3%	3,221	17.4%
Interest on FHLB advances	56	35	60.0%	48	16.7%
Interest on subordinated debentures	145	162	-10.5%	--	--
Total interest expense	3,981	4,106	-3.0%	3,269	21.8%
Net interest income before provision for credit losses	37,673	37,356	0.8%	27,098	39.0%
(Negative provision) provision for credit losses	(1,985)	1,026	-293.5%	(3,300)	-39.8%
Net interest income after provision for credit losses	39,658	36,330	9.2%	30,398	30.5%
Noninterest Income:
Service charges on deposit accounts	3,211	3,449	-6.9%	2,474	29.8%
Trade finance and other service charges and fees	1,267	1,329	-4.7%	1,021	24.1%
Bank-owned life insurance income	253	198	27.8%	223	13.5%
Gain on sale of SBA loans	1,684	1,227	37.2%	547	207.9%
Net gain on sales of investment securities	2,184	159	1273.6%	1,421	53.7%
Disposition gains on PCI loans	881	1,432	-38.5%	--	--
Other operating income	1,154	1,190	-3.0%	528	118.6%
Total noninterest income	10,634	8,984	18.4%	6,214	71.1%
Noninterest Expense:
Salaries and employee benefits	16,384	16,791	-2.4%	10,259	59.7%
Occupancy and equipment	4,303	4,331	-0.6%	2,396	79.6%
Merger and integration costs	1,611	3,074	-47.6%	85	1795.3%
Deposit insurance premiums and regulatory assessments	893	682	30.9%	437	104.3%
Data processing	2,132	2,333	-8.6%	1,158	84.1%
OREO expense	417	686	-39.2%	6	6850.0%
Professional fees	2,341	4,778	-51.0%	748	213.0%
Directors and officers liability insurance	176	121	45.5%	191	-7.9%
Supplies and communications	830	887	-6.4%	501	65.7%
Advertising and promotion	523	1,293	-59.6%	581	-10.0%
Loan-related expense	669	318	110.4%	83	706.0%
Amortization of other intangible assets	95	100	-5.0%	--	--
Other operating expenses	1,330	1,691	-21.3%	1,354	-1.8%
Total noninterest expense	31,704	37,085	-14.5%	17,799	78.1%
Income from continuing operations before provision for income taxes	18,588	8,229	125.9%	18,813	-1.2%
Provision for income taxes	7,534	2,301	227.4%	7,844	-4.0%
Income from continuing operations, net of taxes	$ 11,054	$ 5,928	86.5%	$ 10,969	0.8%
Discontinued operations
Income from operations of discontinued subsidiaries	$ --	$ --	--	$ 37	-100.0%
Income tax expense	--	--	--	15	-100.0%
Income from discontinued operations	--	--	--	22	-100.0%
Net income	$ 11,054	$ 5,928	86.5%	$ 10,991	0.6%

Basic earnings per share:
Income from continuing operations, net of taxes	$ 0.35	$ 0.19		$ 0.35
Income from discontinued operations, net of taxes	--	--		--
Basic earnings per share	$ 0.35	$ 0.19		$ 0.35
Diluted earnings per share:
Income from continuing operations, net of taxes	$ 0.35	$ 0.19		$ 0.34
Income from discontinued operations, net of taxes	--	--		--
Diluted earnings per share	$ 0.35	$ 0.19		$ 0.34

Weighted-average shares outstanding:
Basic	31,747,299	31,734,129		31,659,705
Diluted	32,026,723	32,021,391		31,934,163
Common shares outstanding	31,933,634	31,910,203		31,795,108

Hanmi Financial Corporation and Subsidiaries
Selected Financial Data (Unaudited)
(In thousands)

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Average balances:
Average gross loans, net of deferred loan costs (1)	$ 2,821,616	$ 2,719,692	$ 2,257,162
Average investment securities	1,001,707	1,112,606	535,356
Average interest-earning assets	3,901,818	3,905,646	2,825,669
Average assets	4,181,405	4,187,559	2,977,939
Average deposits	3,526,667	3,578,114	2,500,300
Average borrowings	146,773	110,418	56,886
Average interest-bearing liabilities	2,642,501	2,666,651	1,757,159
Average stockholders' equity	459,661	450,986	405,120
Average tangible equity	457,615	449,276	403,963

Performance ratios:
Return on average assets (2) (3)	1.07%	0.56%	1.49%
Pre-tax, pre-provision earnings on average assets (2) (3)	1.61%	0.88%	2.11%
Return on average stockholders' equity (2) (3)	9.75%	5.21%	10.98%
Return on average tangible equity (2) (3)	9.80%	5.23%	11.01%
Efficiency ratio	65.63%	80.03%	53.43%
Efficiency ratio (excluding merger and integration costs)	62.30%	73.39%	53.18%
Net interest spread (2) (4)	3.72%	3.60%	3.61%
Net interest spread (excluding purchase accounting) (2) (4)	3.03%	2.97%	3.61%
Net interest margin (2) (4)	3.92%	3.80%	3.90%
Net interest margin (excluding purchase accounting) (2) (4)	3.30%	3.24%	3.90%
Average stockholders' equity to average assets	10.99%	10.77%	13.60%

Allowance for loan losses:
Balance at beginning of period	$ 52,666	$ 51,179	$ 57,555
(Negative provision) provision charged to operating expense	(1,673)	1,204	(3,609)
Net recoveries	1,958	283	2,647
Balance at end of period	$ 52,951	$ 52,666	$ 56,593

Asset quality ratios:
Nonperforming assets to assets (5)	1.01%	0.97%	0.81%
Nonperforming loans to gross loans (5)	1.04%	0.91%	1.10%
Nonperforming loans to allowance for loan losses (5)	55.25%	48.00%	44.24%
Net loan recoveries to average gross loans (2)	-0.28%	-0.04%	-0.47%
Allowance for loan losses to gross loans	1.88%	1.89%	2.49%
Allowance for loan losses to nonperforming loans	180.98%	208.31%	226.06%

Allowance for off-balance sheet items:
Balance at beginning of period	$ 1,366	$ 1,544	$ 1,248
(Negative provision) provision charged to operating expense	(312)	(178)	309
Balance at end of period	$ 1,054	$ 1,366	$ 1,557

Nonperforming assets (5):
Nonaccrual loans	$ 29,258	$ 25,282	$ 25,034
Loans 90 days or more past due and still accruing	--	--	--
Nonperforming loans	29,258	25,282	25,034
Other real estate owned, net	12,114	15,790	--
Nonperforming assets	41,372	41,072	25,034
Nonperforming loans in loans held for sale	--	--	--
Nonperforming assets	$ 41,372	$ 41,072	$ 25,034

Delinquent loans, 30 to 89 days past due and still accruing	$ 14,175	$ 9,515	$ 5,290

Delinquent loans to gross loans	0.50%	0.34%	0.23%

Hanmi Financial Corporation and Subsidiaries
Selected Financial Data, Continued (Unaudited)
(In thousands)

	March 31,	December 31,	March 31,
	2015	2014	2014
Loan portfolio:
Real estate loans	$ 2,383,443	$ 2,373,212	$ 1,917,609
Residential loans	156,513	135,303	110,305
Commercial and industrial loans	250,613	249,189	219,102
Consumer loans	25,988	27,557	29,356
Gross loans	2,816,557	2,785,261	2,276,372
Deferred loan costs	3,474	3,237	1,741
Gross loans, net of deferred loan costs	2,820,031	2,788,498	2,278,113
Allowance for loan losses	(52,951)	(52,666)	(56,593)
Loans receivable, net	2,767,080	2,735,832	2,221,520
Loans held for sale, at the lower of cost or fair value	8,677	5,451	390
Total loans receivable, net	$ 2,775,757	$ 2,741,283	$ 2,221,910

Loan mix:
Real estate loans	84.6%	85.2%	84.3%
Residential loans	5.6%	4.9%	4.8%
Commercial and industrial loans	8.9%	8.9%	9.6%
Consumer loans	0.9%	1.0%	1.3%
Total loans	100.0%	100.0%	100.0%

Deposit portfolio:
Demand-noninterest-bearing	$ 1,064,736	$ 1,022,972	$ 827,153
Savings	118,328	120,659	118,017
Money market checking and NOW accounts	807,965	796,490	597,884
Time deposits of $100,000 or more	890,362	910,340	476,654
Other time deposits	671,326	706,285	486,872
Total deposits	$ 3,552,717	$ 3,556,746	$ 2,506,580

Deposit mix:
Demand-noninterest-bearing	30.0%	28.8%	33.0%
Savings	3.3%	3.4%	4.7%
Money market checking and NOW accounts	22.7%	22.4%	23.9%
Time deposits of $100,000 or more	25.1%	25.6%	19.0%
Other time deposits	18.9%	19.8%	19.4%
Total deposits	100.0%	100.0%	100.0%

Capital ratios:
Hanmi Financial
Total risk-based capital	15.60%	15.89%	17.96%
Tier 1 risk-based capital	14.30%	14.63%	16.70%
Common equity tier 1 captial	13.80%	--	--
Tier 1 leverage capital ratio	10.50%	10.91%	13.77%
Hanmi Bank
Total risk-based capital	14.90%	15.18%	17.23%
Tier 1 risk-based capital	13.70%	13.93%	15.96%
Common equity tier 1 captial	13.70%	--	--
Tier 1 leverage capital ratio	10.00%	10.39%	13.18%

(1) Includes loans held for sale
(2) Annualized
(3) Amount calculated based on net income from continuing operations.
(4) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.
(5) Excludes PCI loans

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(In thousands)

	Three Months Ended
	March 31, 2015			December 31, 2014			March 31, 2014
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Gross loans, net of deferred loan costs	$ 2,821,616	$ 37,250	5.35%	$ 2,719,692	$ 36,457	5.32%	$ 2,257,162	$ 27,329	4.91%
Municipal securities-taxable	16,906	163	3.86%	16,646	164	3.94%	31,220	328	4.20%
Municipal securities-tax exempt	4,339	31	2.84%	4,423	31	2.78%	13,202	117	3.54%
Obligations of other U.S. government agencies	85,703	404	1.89%	139,872	599	1.71%	83,565	405	1.94%
Other debt securities	864,492	3,287	1.52%	921,403	3,690	1.60%	382,113	1,804	1.89%
Equity securities	30,267	482	6.37%	30,262	492	6.50%	25,256	404	6.40%
Federal funds sold	--	--	0.00%	--	--	0.00%	11	--	0.00%
Interest-bearing deposits in other banks	78,495	48	0.25%	73,348	40	0.22%	33,140	21	0.26%
Total interest-earning assets	3,901,818	41,665	4.33%	3,905,646	41,473	4.21%	2,825,669	30,408	4.36%

Noninterest-earning assets:
Cash and cash equivalents	86,313			87,410			77,397
Allowance for loan losses	(53,319)			(52,155)			(58,655)
Other assets	246,593			246,658			133,528
Total noninterest-earning assets	279,587			281,913			152,270

Total assets	$ 4,181,405			$ 4,187,559			$ 2,977,939

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Savings	$ 120,254	$ 114	0.38%	$ 120,332	$ 153	0.50%	$ 116,471	$ 403	1.40%
Money market checking and NOW accounts	782,432	885	0.46%	800,490	884	0.44%	591,593	767	0.53%
Time deposits of $100,000 or more	900,144	1,608	0.72%	919,195	1,632	0.70%	500,095	887	0.72%
Other time deposits	692,898	1,173	0.69%	716,216	1,240	0.69%	492,114	1,164	0.96%
FHLB advances	127,778	56	0.18%	78,478	35	0.18%	56,886	48	0.34%
Rescinded stock obligation	438	--	0.00%	13,426	--	0.00%	--	--	0.00%
Subordinated debentures	18,557	145	3.17%	18,514	162	3.47%	--	--	0.00%
Total interest-bearing liabilities	2,642,501	3,981	0.61%	2,666,651	4,106	0.61%	1,757,159	3,269	0.75%

Noninterest-bearing liabilities:
Demand deposits	1,030,939			1,021,881			800,027
Other liabilities	48,304			48,041			15,633
Total noninterest-bearing liabilities	1,079,243			1,069,922			815,660

Total liabilities	3,721,744			3,736,573			2,572,819
Stockholders' equity	459,661			450,986			405,120

Total liabilities and stockholders' equity	$ 4,181,405			$ 4,187,559			$ 2,977,939

Net interest income		$ 37,684			$ 37,367			$ 27,139

Cost of deposits			0.43%			0.43%			0.52%
Net interest spread			3.72%			3.60%			3.61%
Net interest margin			3.92%			3.80%			3.90%

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles ("GAAP"). This non-GAAP measure is used by management in the analysis of Hanmi's capital strength. Tangible equity is calculated by subtracting goodwill and other intangible assets from stockholders' equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share and per share data)

	March 31,	December 31,	March 31,
Hanmi Financial Corporation	2015	2014	2014
Assets	$ 4,083,887	$ 4,232,443	$ 3,095,758
Less other intangible assets	(1,985)	(2,080)	(1,130)
Tangible assets	$ 4,081,902	$ 4,230,363	$ 3,094,628

Stockholders' equity	$ 467,470	$ 453,387	$ 413,511
Less other intangible assets	(1,985)	(2,080)	(1,130)
Tangible stockholders' equity	$ 465,485	$ 451,307	$ 412,381

Stockholders' equity to assets	11.45%	10.71%	13.36%
Tangible common equity to tangible assets	11.40%	10.67%	13.33%

Common shares outstanding	31,933,634	31,910,203	31,795,108
Tangible common equity per common share	$ 14.58	$ 14.14	$ 12.97
CONTACT: Michael McCall
         EVP & Chief Financial Officer
         213-427-5701

         Christina Lee
         FVP & Senior Strategy Officer
         213-427-5631

         Lasse Glassen
         Investor Relations (Addo Communications)
         310-829-5400